As filed with the Securities and Exchange Commission on January 2, 2014
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

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Biozone Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

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Nevada	20-5978559
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632
 (Address of Principal Executive Offices) (Zip Code)

Cocrystal Discovery, Inc. 2007 Equity Incentive Plan
 (Full title of the plan)

550 Sylvan Avenue, Suite 101, Englewood Cliffs, NJ 07632, Elliot Maza, CEO
 (Name and address of agent for service)

(201) 608-5101
(Telephone number, including area code, of agent for service)

Copies to:
Michael D. Harris, Esq.
1645 Palm Beach Lakes Boulevard, Suite 1200
West Palm Beach, FL  33401

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐

Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock of Biozone issuable upon exercise of assumed stock options and additional shares to be issued under the Cocrystal Discovery, Inc. Equity Incentive Plan	53,599,046	$0.1057	$5,665,419.16	$729.71

(1)
Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), in addition to the number of shares of Biozone Pharmaceuticals, Inc., a Nevada corporation (the “Company” or the “Registrant”), common stock, par value $0.001 per share (the “Common Stock”), stated above, this Registration Statement also covers an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Cocrystal Discovery, Inc. 2007 Equity Incentive Plan (the “Plan”), as a result of one or more adjustments under the Plan to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h) under the Securities Act based upon the weighted average exercise price of options outstanding under the Plan.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

This prospectus relates to the registration of 53,599,046 shares of common stock issuable under the Cocrystal Discovery, Inc. 2007 Equity Incentive Plan, which we refer to as the “Plan.”

We will send or give the documents containing the information specified in Part I of Form S-8 to employees, directors and consultants as specified by the Securities and Exchange Commission, which we refer to as the “SEC,” Rule 428(b)(1) under the Securities Act of 1933, which we refer to as the “Securities Act.”

Item 2.	Registrant Information and Employee Plan Annual Information.

We will furnish without charge to each person to whom the prospectus is delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated by reference (other than exhibits to such documents). Requests should be directed to the attention of:

Elliot Maza
550 Sylvan Avenue, Suite 101
Englewood Cliffs, NJ 07632
(201) 608-5101

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents have been filed by the Company with the SEC, under the Securities Exchange Act of 1934, which we refer to as the “Exchange Act,” and are incorporated herein by reference:

•	Reference is made to our report on Form10-Q filed with the SEC on May 15, 2009, which is hereby incorporated by reference.
•	Reference is made to our report on Form10-K filed with the SEC on April 1, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form10-K/A filed with the SEC on September 13, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 10-Q filed with the SEC on May 10, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 10-Q filed with the SEC on August 15, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 10-Q filed with the SEC on November 18, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on March 28, 2013, which is hereby incorporated by reference
•	Reference is made to our report on Form 8-K filed with the SEC on April 18, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on May 1, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on August 30, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on September 9, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on September 11, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on October 15, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on October 17, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on October 24, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on October 28, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on October 31, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on November 13, 2013, which is hereby incorporated by reference.
•	Reference is made to our report on Form 8-K filed with the SEC on December 26, 2013, which is hereby incorporated by reference.
•
All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, from the date of filing of such documents.

Any statement contained in an incorporated document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any statement contained herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Authorized Capital Stock

We have authorized 200,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share.

Common Stock

The holders of the common stock will be entitled to one vote per share. In addition, the holders of the common stock will be entitled to receive ratably such dividends, if any, as may be declared by our Board of Directors out of legally available funds; however, the current policy of our Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of the common stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of the Common Stock will have no preemptive, subscription, redemption or conversion rights.

Dividend Policy

We have not previously paid any cash dividends on our common stock and do not anticipate or contemplate paying dividends on our common stock in the foreseeable future.  We currently intend to use all our available funds to develop our business.  We can give no assurances that we will ever have excess funds available to pay dividends.

Transfer Agent

The transfer agent for our common stock is Equity Stock Transfer.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Nevada Revised Statutes (“NRS”) provides us with the power to indemnify any of our directors and officers provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. Our Articles of Incorporation provides that the Company shall indemnify any person who was or is threatened to be made a party to a preceding by the reason of the fact that he (i) is or was a director of the Company or (ii) is or was serving at the request of the Company as a director, officer or agent to the fullest extent permitted under the NRS.  A Nevada corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our Bylaws provides for indemnification under which we shall indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred.

We also have a director and officer indemnification agreement with our Chairman  that provides, among other things, for the indemnification to the fullest extent permitted or required by Nevada law, provided that such indemnity shall not be entitled to indemnification in connection with any “claim” (as such term is defined in the agreement) initiated by the indemnity against us or our directors or officers unless we join or consent to the initiation of such claim, or the purchase and sale of securities by the indemnity in violation of Section 16(b) of the Exchange Act.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Limitation of Liability of Directors

Our Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of the NRS.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits is set forth on the Exhibit Index that immediately precedes the exhibits and which is incorporated by reference herein.

Item 9.	Undertakings.

(1)           The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Englewood Cliffs, NJ, on January 2, 2014.

BIOZONE PHARMACEUTICALS, INC.

By:	/s/ Elliot Maza
Elliot Maza
Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:

SIGNATURE	TITLE	DATE

/s/ Elliot Maza
Elliot Maza	Chief Executive Officer and Chief Financial Officer and Director (Principal Executive Officer and Principal Financial and Accounting Officer)	January 2, 2014

Roberto Prego-Novo	Chairman of the Board of Directors

/s/ Brian Keller
Brian Keller	President, Chief Scientific Officer and Director	January 2, 2014

EXHIBIT INDEX

Exhibit Number	Description
5.1	Opinion of Nason, Yeager, Gerson, White & Lioce, P.A
10.1	Cocrystal 2007 Equity Incentive Plan, As Amended
23.1	Consent of Paritz & Company P.A.
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A (included in Exhibit 5.1)